Exhibit 99.1

Company Contact: Kelly J. Gill Chief Executive Officer 615-771-7575	Investor Relations: Charles Lynch Westwicke Partners 443-213-0504

Advocat Announces Disposal of Arkansas Skilled Nursing Center

BRENTWOOD, TN, (August 20 , 2012) – Advocat Inc. (NASDAQ: AVCA) a premier provider of long term care services primarily in the Southeast and Southwest, today announced it entered into an agreement to sell an owned nursing center in Arkansas to an unrelated party. The operating margins of the nursing center do not meet the Company’s long term strategic goals. This nursing center contributed revenues of $2,588,000 and pretax net loss of $(18,000) in the six month periods ended June 30, 2012.

Commenting on the transaction, Kelly J. Gill, the Company’s President and Chief Executive Officer, stated: “Our focus on portfolio growth as part of our strategic operating initiatives has allowed us also to contemplate targeted divestitures of underperforming nursing centers, which can have a positive financial impact without compromising the scale of our growing Company. The Arkansas facility was operating at a modest loss, and its replacement in our portfolio with better performing nursing centers as described in our growth plan not only will provide an immediate financial benefit but also diversify our operations modestly from the state of Arkansas, which has been a challenging market for us in terms of professional liability.”

Advocat provides long-term care services to patients in 47 skilled nursing centers containing 5,445 licensed nursing beds, primarily in the Southeast and Southwest. For additional information about the Company, visit Advocat’s web site: www.advocatinc.com.